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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549



                                   FORM 8-K


                                CURRENT REPORT



               Pursuant to Section 13 or 15(d) of the Securities

                             Exchange Act of 1934



       Date of Report (Date of earliest Event reported) December 1, 2000



                        Physicians Resource Group, Inc.
            (Exact name of registrant as specified in its charter)



       Delaware                      1-13778                   76-0456864
(State or other jurisdiction       (Commission                (IRS Employer
of incorporation)                  File Number)             Identification No.)

               14800 Landmark Blvd., Suite 500, Dallas, TX 75240
           Address of principal executive offices)       (Zip Code)

       Registrant's telephone number, including area code (972) 892-7200
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Item 3.  Bankruptcy or Receivership

     On December 1, 2000 (the "Confirmation Date"), the United States Bankruptcy Court for the Northern District of Texas, Dallas Division entered an order (the "Confirmation Order") confirming the Modified First Amended Joint Liquidating Plan (the "Plan") proposed by Physicians Resource Group, Inc. (the "Company") and EyeCorp, Inc. ("EyeCorp") under Chapter 11 of the United States Bankruptcy Code (PRG and EyeCorp are collectively referred to in this report as the "Debtors"). No appeal of the Confirmation Order has been filed, and the deadline for filing a timely appeal has expired. It is anticipated that the effective date of the Plan (the "Effective Date") will occur on or about December 15, 2000.

     The Plan contemplates the eventual liquidation of the Debtors. Many of the Debtors' assets have been or are in the process of being liquidated, and the Plan contemplates that the remaining unliquidated assets (primarily subsidiaries of the Company and EyeCorp and causes of action of their respective bankruptcy estates) will be liquidated after the Effective Date by the Liquidation Agent.

     In accordance with the Plan, on the Confirmation Date, Michael W. Yeary was appointed as the Debtors' Liquidation Agent and designated as the Debtor's representative and individual responsible for overseeing the Debtors' post-confirmation activities in accordance with the terms of the Plan. The Liquidation Agent will receive compensation as further set forth in the Plan and in the agreement among the Debtors and the Liquidation Agent governing the Liquidation Agent's rights, duties, obligations and responsibilities.

     On the Effective Date, an Oversight Committee will be formed consisting of two holders of the Company's 6% Convertible Subordinated Debentures ("Debentures") willing to serve and one physician/stockholder. The initial members of the Oversight Committee will be Byron Haney, Steven Audi and Dr. William M. Aden. The Oversight Committee will be responsible for supervising the Liquidation Agent with respect to the performance of certain of his responsibilities, reviewing the prosecution of the Debtors' causes of action, if any, including proposed settlements, reviewing objections to and proposed settlements of disputed claims and appointing successor Liquidation Agent(s), if necessary. Additionally, the Oversight Committee will be vested with the sole discretion to pursue any claims or causes of action against the Debtors' former officers, directors and professionals.

     As further described in the Plan, on the Effective Date the Debtors (through the Liquidation Agent) will place the Debtors' cash on hand into accounts ("Accounts") established pursuant to the Plan for each Debtor. All additional net proceeds from the liquidation of the Debtors' assets after the Effective Date will also be placed into the Accounts. Funds generated from the liquidation of the Debtors' assets will be paid to creditors as set forth in the Plan. Holders of equity interests will not receive or retain any property under the Plan in satisfaction of their allowed claims with respect to their holdings unless and until all creditors have been paid in full. The allowed claim of the holders of the Company's Debentures is $134,543,766.28.

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     At this time, the Debtors do not anticipate a distribution to holders of equity interests in the Company. Only holders of record of the Company's equity interests on October 13, 2000 are entitled to distributions under the Plan. Thirty (30) days after the Effective Date, all equity interests in the Company will be canceled and represent only a right to receive payment, if any, under the Plan.

     Currently, PRG has 29,768,234 shares of common stock issued and outstanding. No shares of PRG common stock are reserved for issuance pursuant to the Plan.

     Information as to the assets and liabilities of the Debtors is included in the Monthly Operating Reports for the period ending October 31, 2000 previously filed with the United States Bankruptcy Court of the Northern District of Texas, Dallas Division and incorporated herein as Exhibit 99.1. The Company's Monthly Operating Reports are not prepared on a consolidated basis and therefore do not include the results of asset sales, income, expense, assets or liabilities of the Company's subsidiaries. The Company's investment in subsidiaries of $76.9 million included in the Monthly Operating Report for the month of October 2000 consists of various assets including cash of approximately $38.0 million held by the Company's subsidiaries.

     The foregoing description of the Plan is qualified in its entirety by reference to the complete Plan and the Confirmation Order filed as Exhibits 2.1 and 2.2 to this report, respectively.

Item 7.  Financial Statements and Exhibits

     (c)  Exhibits:

          2.1 Modified First Amended Joint Liquidating Plan Under Chapter 11 of Physicians Resource Group, Inc. and EyeCorp, Inc.

          2.2 Order Confirming Modified First Amended Joint Liquidating Plan under Chapter 11 of Physicians Resource Group, Inc. and EyeCorp, Inc. entered December 1, 2000.

          99.1 Monthly Operating Reports of Physicians Resource Group, Inc. and EyeCorp, Inc. for the period October 1, 2000 through October 31, 2000 (incorporated herein by reference to Exhibits 99.1 and 99.2 of the Current Report on Form 8-K filed by the Company on November 29, 2000).

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                                  SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                        PHYSICIANS RESOURCE GROUP, INC.


DATE: December 14, 2000                 By:   /s/ Michael Yeary
                                           -------------------------------------
                                              Michael Yeary, President and
                                              Chief Restructuring Officer

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